SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  January 18, 2007

CASCADE CORPORATION

(Exact name of registrant as specified in charter)

Oregon	1-12557	93-0136592
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2201 N.E. 201st Avenue
Fairview, Oregon 97024-9718
(Address of principal executive offices) (Zip Code)

(503) 669-6300
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.      Other Events

On  January 12, 2007, Robert C. Warren, President and Chief Executive Officer of Cascade Corporation, entered into a written sales plan intended to comply with Rule 10b5-1 under the Securities Exchange Act of 1934 (a “10b5-1 Plan”).  Mr. Warren’s 10b5-1 Plan is part of his long-term strategy to diversify his assets and provides for the sale of up to 42,833 shares of Cascade’s common stock between January 16, 2007 and June 15, 2007.  Shares will be sold under the plan on the open market at prevailing prices, subject to minimum price thresholds.

On January 11, 2007, Terry H. Cathey, Senior Vice President and Chief Operating Officer of Cascade, entered into a 10b5-1 Plan as part of his long-term strategy to diversify his assets.  Mr. Cathey’s 10b5-1 Plan provides for the sale of up to 35,600 shares of Cascade’s common stock between January 16, 2007 and June 30, 2007, in connection with exercises of vested stock options.  Shares will be sold under the plan on the open market at prevailing prices, subject to minimum price thresholds.

On January 12, 2007, Richard S. Anderson, Senior Vice President and Chief Financial Officer of Cascade, entered into a 10b5-1 Plan as part of his estate plan to distribute assets to certain members of his family.  Mr. Anderson’s 10b5-1 Plan provides for the sale of up to 70,708 shares of Cascade’s common stock between January 17, 2007 and May 15, 2007, in connection with exercises of vested stock options.  Shares will be sold under the plan on the open market at prevailing prices, subject to minimum price thresholds.

Cascade does not undertake to report Rule 10b5-1 plans that may be adopted by any officers or directors of Cascade in the future, or to report any modifications or termination of any publicly announced plan or to report any plan adopted by an employee who is not an officer, except to the extent required by law.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cascade Corporation

By:	/s/ JOSEPH G. POINTER
Joseph G. Pointer
Secretary

Dated: January 19, 2007